Exhibit 3.23

COMMON STOCK PURCHASE AGREEMENT

This Common Stock Purchase Agreement (the “Agreement”), dated as of August 20, 2021 (the “Execution Date”), is entered into between Liberty Star Uranium & Metals Corp., a Nevada corporation (the “Company”), and TRITON FUNDS LP, a Delaware limited partnership (the “Investor”).

RECITALS:

WHEREAS, upon the terms and subject to the conditions contained herein, the Investor shall purchase One Million Dollars ($1,000,000) of Securities after a Registration Statement is declared effective by the Securities and Exchange Commission;

NOW THEREFORE, in consideration of the foregoing recitals, which shall be considered an integral part of this Agreement, the covenants and agreements set forth hereafter, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Investor hereby agree as follows:

SECTION I

DEFINITIONS

For all purposes of and under this Agreement, the following terms shall have the respective meanings below, and such meanings shall be equally applicable to the singular and plural forms of such defined terms.

“Administrative Fee” shall mean a $15,000 payable by the Company to the Investor; $5,000 upon Execution Date and $10,000 upon initial Closing.

“Business Day” shall mean any day on which the Principal Market for the Common Stock is open for trading from the hours of 9:30 am until 4:00 pm eastern time.

“Closing” shall mean a date that is no later than five (5) Business Days after the Purchase Notice Date.

“Commitment Period” shall mean the period beginning on the Execution Date and ending on the expiration of this Agreement.

“Common Stock” means the Company’s common stock and any other class of securities, except for the Company’s Class A Common stock, into which such securities may hereafter be reclassified or changed.

“Principal Market” shall mean the New York Stock Exchange, the NYSE Amex, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the OTC Markets, whichever is the market on which the Common Stock is listed.

“Purchase Notice” shall mean the written notice sent to the Investor by the Company stating the number of Securities that the Company intends to sell to the Investor pursuant to the terms of this Agreement.

“Investment Amount” shall mean the Securities in a Purchase Notice multiplied by seventy five percent (75%) of the lowest daily VWAP of the Common Stock five Business Days prior to the Closing.

“Registration Statement” means the registration statement covering the Securities.

“Securities” shall mean the Common Stock issued pursuant to the terms of this Agreement.

SECTION II

PURCHASE AND SALE OF SECURITIES

2.1 PURCHASE AND SALE OF SECURITIES. Subject to the terms and conditions set forth herein, the Company shall sell to the Investor, and the Investor shall purchase from the Company, a number of Securities having an aggregate value of One Million Dollars ($1,000,000).

2.2 DELIVERY OF PURCHASE NOTICES. Subject to the terms and conditions herein, and from time to time during the Commitment Period, the Company may, in its sole discretion, deliver a Purchase Notice to the Investor which states the amount of Securities which the Company intends to sell to the Investor on a Closing. The Purchase Notice shall be in the form attached hereto and incorporated herein by reference. During the Commitment Period, the Company shall not submit a Purchase Notice until the previous Closing has been completed. No monthly Purchase Notice will be made in an amount less than twenty-five thousand dollars ($25,000) or greater than two hundred fifty thousand dollars ($250,000), unless waived upon mutual agreement between the Company and Investor.

2.3 CONDITIONS TO INVESTOR’S OBLIGATION TO PURCHASE SECURITIES. Notwithstanding anything to the contrary in this Agreement, the Company shall not be entitled to deliver a Purchase Notice and the Investor shall not be obligated to purchase any Securities at a Closing unless each of the following conditions are satisfied:

i.	the Registration Statement shall remain effective and available at all times until the end of the Commitment Period;

ii.

at all times during the period beginning on the related Purchase Notice and ending on and including the related Closing, the common stock shall have been listed or quoted for trading on the Principal Market and shall not have been suspended from trading during the Commitment Period and the Company shall not have been notified of any pending or threatened proceeding or other action to suspend the trading of the Company common stock;

iii.

the Company has complied with its obligations and is otherwise not in breach of or in default under, this Agreement or any other agreement executed between the parties, which has not been cured prior to delivery of Purchase Notice;

iv.

no injunction shall have been issued and remain in force, or action commenced by a governmental authority which has not been stayed or abandoned, prohibiting the purchase or the issuance of the Securities; and

v.	the issuance of the Securities will not violate any requirements of the Principal Market.

If any of the events described in clauses (i) through (v) above occurs prior to, or at the Closing, then the Investor shall have no obligation to purchase the Securities set forth in the applicable Purchase Notice.

2.4 MECHANICS OF PURCHASE OF SECURITIES BY INVESTOR. The Closing of a Purchase Notice shall occur no later than the five (5) Business Days following receipt of Securities by Investor’s custodian (the “Purchase Notice Date”). The Investor shall deliver the Investment Amount by wire transfer of immediately available funds to an account designated by the Company. In addition, on or prior to such Closing, each of the Company and Investor shall deliver to each other all documents, instruments and writings required to be delivered or reasonably requested by either of them pursuant to this Agreement in order to implement and effect the transactions contemplated herein.

2.5 LIMITATION ON AMOUNT OF OWNERSHIP. Notwithstanding anything to the contrary in this Agreement, in no event shall the Investor be entitled to purchase that number of Securities, which when added to the sum of the number of Common Stock beneficially owned (as such term is defined under Section 13(d) and Rule 13d-3 of the 1934 Act), by the Investor, would exceed 9.99% of the Common Stock outstanding on the Purchase Notice Date, as determined in accordance with Rule 13d-1(j) of the 1934 Act.

SECTION III

INVESTOR’S REPRESENTATIONS, WARRANTIES AND COVENANTS

NO SHORT SALES. No short sales shall be permitted by the Investor or its affiliates during the Commitment Period. Further, no direct or indirect open market, hedging, or other transactions in Company securities or derivative securities at any time by Triton or by any of its officers, directors, agents, employees, affiliates or related parties shall be permitted. Additionally, Triton shall refrain from making any public statements, and keep confidential any and all information, regarding the Company and the occurrence or timing of any Purchase Notice and any corresponding Closing thereof until the earlier of: (i) any public announcement made by the Company regarding the Purchase Notice and/or corresponding Closing; or (ii) execution of the Closing of the applicable Purchase Notice. As used in this section, a short sale shall include all “short sales” as defined in Rule 200 of Regulation SHO under the Securities Exchange Act of 1934.

SECTION IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed on the Company’s SEC Documents, the Company represents and warrants to the Investor that:

4.1 ORGANIZATION AND QUALIFICATION. The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Nevada, and has the requisite corporate power and authorization to own its properties and to carry on its business as now being conducted. Both the Company and the companies it owns or controls (“Subsidiaries”) are duly qualified to do business and are in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect. As used in this Agreement, “Material Adverse Effect” means a change, event, circumstance, effect or state of facts that has had or is reasonably likely to have, a material adverse effect on the business, properties, assets, operations, results of operations, financial condition or prospects of the Company and its Subsidiaries, if any, taken as a whole, or on the transactions contemplated hereby or by the agreements and instruments to be entered into in connection herewith, or on the authority or ability of the Company to perform its obligations under the Agreement.

4.2 AUTHORIZATION; ENFORCEMENT; COMPLIANCE WITH OTHER INSTRUMENTS.

i.	The Company has the requisite corporate power and authority to enter into the Agreement and to issue the Securities in accordance with the terms hereof.

ii.

The execution and delivery of the Agreement by the Company and the consummation by it of the transactions contemplated hereby and thereby, including without limitation the issuance of the Securities pursuant to this Agreement, have been duly and validly authorized by the Company’s Board of Directors and no further consent or authorization is required by the Company, its Board of Directors, or its shareholders.

iii.	The Agreement has been duly and validly executed and delivered by the Company.

iv.

The Agreements constitutes the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies.

4.3 ISSUANCE OF SECURITIES. The Company has reserved the amount of Securities included in the Company’s registration statement for issuance pursuant to the Agreement, which have been duly authorized and reserved (subject to adjustment pursuant to the Company’s covenant set forth in Section 5.5 below) pursuant to this Agreement. Upon issuance in accordance with this Agreement, the Securities will be validly issued, fully paid for and non-assessable and free from all taxes, liens and charges with respect to the issuance thereof. In the event the Company cannot register a sufficient number of Securities for issuance pursuant to this Agreement, the Company will use its best efforts to authorize and reserve for issuance the number of Securities required for the Company to perform its obligations hereunder as soon as reasonably practicable.

4.4 INSURANCE. Each of the Company’s Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company reasonably believes to be prudent and customary in the businesses in which the Company and its Subsidiaries are engaged. Neither the Company nor any of its Subsidiaries has been refused any insurance coverage sought or applied for and neither the Company nor its Subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

4.5 DILUTIVE EFFECT. The Company understands and acknowledges that the number of Securities issuable upon purchases pursuant to this Agreement will increase in certain circumstances including, but not necessarily limited to, the circumstance wherein the trading price of the common stock declines during the Commitment Period. The Company’s executive officers and directors have studied and fully understand the nature of the transactions contemplated by this Agreement and recognize that they have a potential dilutive effect on the shareholders of the Company. The Board of Directors of the Company has concluded, in its good faith business judgment, and with full understanding of the implications, that such issuance is in the best interests of the Company. The Company specifically acknowledges that, subject to such limitations as are expressly set forth in the Agreement, its obligation to issue Securities upon purchases pursuant to this Agreement is absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interests of other shareholders of the Company.

4.6 EXCLUSIVITY. The Company shall not pursue a similar transaction via a registered offering with any other party during the Commitment Period.

SECTION V

COVENANTS OF THE COMPANY

5.1 BEST EFFORTS. The Company shall use all commercially reasonable efforts to timely satisfy each of the conditions set forth in this Agreement.

5.2 REPORTING STATUS. Until one of the following occurs, the Company shall file all reports required to be filed with the SEC pursuant to the 1934 Act, and the Company shall not terminate its status, or take an action or fail to take any action, which would terminate its status as a reporting company under the 1934 Act: (i) this Agreement terminates pursuant to Section 8 and the Investor has the right to sell all of the Securities without restrictions pursuant to Rule 144 promulgated under the 1933 Act, or such other exemption, or (ii) the date on which the Investor has sold all the Securities.

5.3 USE OF PROCEEDS. The Company will use the proceeds from the sale of the Securities for general corporate and working capital purposes and acquisitions or assets, businesses or operations or for other purposes that the Board of Directors, in good faith deem to be in the best interest of the Company.

5.4 FINANCIAL INFORMATION. During the Commitment Period, the Company agrees to make available to the Investor via EDGAR or other electronic means the following documents and information on the forms set forth: (i) within five (5) Business Days after the filing thereof with the SEC, a copy of its Annual Reports on Form 10-K, its Quarterly Reports on Form 10-Q, any Current Reports on Form 8-K and any Registration Statements or amendments filed pursuant to the 1933 Act; (ii) copies of any notices and other information made available or given to the shareholders of the Company generally, contemporaneously with the making available or giving thereof to the shareholders; and (iii) within two (2) calendar days of filing or delivery thereof, copies of all documents filed with, and all correspondence sent to, the Principal Market, any securities exchange or market, or the Financial Industry Regulatory Association, unless such information is material nonpublic information.

5.5 RESERVATION OF SECURITIES. The Company shall take all action necessary to at all times have authorized, and reserved the amount of Securities included in the Company’s registration statement for issuance pursuant to the Agreement. In the event that the Company determines that it does not have a sufficient number of common stock to reserve and keep available for issuance as described, the Company shall use all commercially reasonable efforts to increase the number of common stock by seeking shareholder approval.

5.6 LISTING. The Company shall maintain the listing of the common stock on the Principal Market and each other national securities exchange and automated quotation system, if any, upon which common stock are then listed (subject to official notice of issuance) and shall maintain, such listing of all common stock from time to time issuable under the terms of the Agreement. Neither the Company nor any of its Subsidiaries shall take any action which would be reasonably expected to result in the delisting or suspension of the common stock on the Principal Market (excluding suspensions of not more than one (1) Business Day resulting from business announcements by the Company). The Company shall promptly provide to the Investor copies of any notices it receives from the Principal Market regarding the continued eligibility of the common stock for listing on such automated quotation system or securities exchange. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 5.6.

5.7 CORPORATE EXISTENCE. The Company shall use all commercially reasonable efforts to preserve and continue the corporate existence of the Company.

5.8 NOTICE OF CERTAIN EVENTS AFFECTING REGISTRATION; SUSPENSION OF RIGHT TO SUBMIT A PURCHASE NOTICE. The Company shall promptly notify the Investor upon the occurrence of any of the following events in respect of a Registration Statement or related prospectus in respect of an offering of the Securities: (i) receipt of any request for additional information by the SEC or any other federal or state governmental authority during the period of effectiveness of the Registration Statement for amendments or supplements to the Registration Statement or related prospectus; (ii) the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for that purpose; (iii) receipt of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Securities for sale in any jurisdiction or the initiation or notice of any proceeding for such purpose; (iv) the happening of any event that makes any statement made in such Registration Statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in the Registration Statement, related prospectus or documents so that, in the case of a Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the related prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and (v) the Company’s reasonable determination that a post-effective amendment or supplement to the Registration Statement would be appropriate, and the Company shall promptly make available to Investor any such supplement or amendment to the related prospectus.

5.9 TRANSFER AGENT. The Company shall deliver instructions to its transfer agent to issue Securities to the Investor that are issued to the Investor pursuant to the Transaction Documents.

5.10 ACKNOWLEDGEMENT OF TERMS. The Company hereby represents and warrants to the Investor that: (i) it is voluntarily entering into this Agreement of its own freewill, (ii) it is not entering this Agreement under economic duress, (iii) the terms of this Agreement are reasonable and fair to the Company, and (iv) the Company has had independent legal counsel of its own choosing review this Agreement, advise the Company with respect to this Agreement, and represent the Company in connection with this Agreement.

SECTION VI

EXPIRATION

This Agreement shall expire either upon:

6.1 when the Investor has purchased One Million Dollars ($1,000,000) of Securities pursuant to this Agreement; or

6.2 December 31, 2022

Any and all Securities, or penalties, if any, due under this Agreement shall be immediately payable and due upon expiration of this Agreement.

SECTION VII

INDEMNIFICATION

In consideration of the mutual obligations set forth in the Agreement, the Company (the “Indemnitor”) shall defend, protect, indemnify and hold harmless the Investor and all of the investor’s shareholders, officers, directors, employees, counsel, and direct or indirect investors and any of the foregoing person’s agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and reasonable expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by any Indemnitee as a result of, or arising out of, or relating to (I) any misrepresentation or breach of any representation or warranty made by the Indemnitor or any other certificate, instrument or document contemplated hereby or thereby; (II) any breach of any covenant, agreement or obligation of the Indemnitor contained in the Agreement or any other certificate, instrument or document contemplated hereby or thereby; or (III) any cause of action, suit or claim brought or made against such Indemnitee by a third party and arising out of or resulting from the execution, delivery, performance or enforcement of the Agreement or any other certificate, instrument or document contemplated hereby or thereby, except insofar as any such misrepresentation, breach or any untrue statement, alleged untrue statement, omission or alleged omission is made in reliance upon and in conformity with information furnished to Indemnitor which is specifically intended for use in the preparation of any such Registration Statement, preliminary prospectus, prospectus or amendments to the prospectus. To the extent that the foregoing undertaking by the Indemnitor may be unenforceable for any reason, the Indemnitor shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. The indemnity provisions contained herein shall be in addition to any cause of action or similar rights Indemnitor may have, and any liabilities the Indemnitor or the Indemnitees may be subject to.

SECTION VIII

GOVERNING LAW; DISPUTES SUBMITTED TO ARBITRATION

8.1 LAW GOVERNING THIS AGREEMENT. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state or federal courts located in Los Angeles, California State. The parties to this Agreement hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. The parties executing this Agreement and other agreements referred to herein or delivered in connection herewith on behalf of the Company agree to submit to the in personam jurisdiction of such courts and hereby irrevocably waive trial by jury. The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs. In the event that any provision of this Agreement or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement. Each party hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this Agreement by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

8.2 LEGAL FEES; AND MISCELLANEOUS FEES. Except as otherwise set forth in the Agreement, including, but not limited to, the Administrative Fee, each party shall pay the fees and expenses of its advisers, counsel, the accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. Any attorneys’ fees and expenses incurred by either the Company or the Investor in connection with the preparation, negotiation, execution and delivery of any amendments to this Agreement or relating to the enforcement of the rights of any party, after the occurrence of any breach of the terms of this Agreement by another party or any default by another party in respect of the transactions contemplated hereunder, shall be paid on demand by the party which breached this Agreement and/or defaulted, as the case may be. The Company shall pay all stamp and other taxes and duties levied in connection with the issuance of any Securities.

8.3 SURVIVAL. The representations and warranties of the Company and the Investor contained in this Agreement shall survive the Closing and the expiration of this Agreement.

8.4 PRICING OF SECURITIES. For purposes of this Agreement, the Investment Amount shall be as reported by Investor.

SECTION IX

NON-DISCLOSURE OF NON-PUBLIC INFORMATION

The Company shall not disclose non-public information to the Investor.

Your signature on this Signature Page evidences your agreement to be bound by the terms and conditions of this Agreement as of the date first written above. The undersigned signatory hereby certifies that he has read and understands this Agreement, and the representations made by the undersigned in this Agreement are true and accurate, and agrees to be bound by its terms.

LIBERTY STAR URANIUM & METALS CORP.
By:	/s/ Brett Gross
Name:	Brett Gross
Title:	Chief Executive Officer

TRITON FUNDS LP
By:	/s/ Alan Ochoa
Name:	Alan Ochoa
Title:	Member

PURCHASE NOTICE

Date __________

TRITON FUNDS LP,

This is to inform you that as of today the Company hereby elects to exercise its right pursuant to this Agreement to sell you __________ Securities.

Regards,

LIBERTY STAR URANIUM & METALS CORP.

__________

NEITHER THIS SECURITY NOR THE SECURITIES AS TO WHICH THIS SECURITY MAY BE EXERCISED HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THIS SECURITY AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

COMMON STOCK PURCHASE WARRANT

LIBERTY STAR URANIUM & METALS CORP.

Warrant Shares: 507,532

Date of Agreement: August 20, 2021 (the “Agreement Date”)

THIS COMMON STOCK PURCHASE WARRANT (the “Warrant”) certifies that, for value received (in connection with the common stock purchase agreement dated August 20, 2021, in the amount of $1,000,000 by the Company (as defined below) to the Investor (as defined below)) (the “Agreement”), TRITON FUNDS LP (the “Investor” and including any permitted and registered assigns, the “Holder”), is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time during the Exercise Period, to purchase from LIBERTY STAR URANIUM & METALS CORP., a Nevada corporation (the “Company”), up to $1,000,000 dollars of Common Stock (as defined below) (the “Warrant Shares”) at the Exercise Price per share then in effect. The number of Warrant Shares for which this Warrant may be exercised is subject to adjustment in accordance with the terms hereof.

Capitalized terms used in this Warrant shall have the meanings set forth in the Agreement unless otherwise defined in the body of this Warrant or in Section 14 below. For purposes of this Warrant, the term “Exercise Price” shall mean a $20M valuation (the “Valuation Cap”) per share, subject to adjustment as provided herein (including but not limited to cashless exercise), and the term “Exercise Period” shall mean the period commencing on Issuance Date and ending on 5:00 p.m. eastern time on the five-year anniversary of such date.

1. EXERCISE OF WARRANT.

(a) Mechanics of Exercise. Subject to the terms and conditions hereof, the rights represented by this Warrant may be exercised in whole or in part at any time or times during the Exercise Period after January 31, 2022 and unless there is any action or inaction by the Securities and Exchange Commission (SEC) that causes a delay to the receipt of the registration statement past January 31, 2022, by delivery of a written notice, in the form attached hereto as Exhibit A (the “Exercise Notice”), of the Holder’s election to exercise this Warrant. The Holder shall not be required to deliver the original Warrant in order to effect an exercise hereunder. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased. On or before the second Trading Day (the “Warrant Share Delivery Date”) following the date on which the Company shall have received the Exercise Notice, which Exercise Notice must be received by the Company prior to 11 a.m., New York, New York time to count as received on such date, and upon receipt by the Company of payment to the Company of an amount equal to the applicable Exercise Price multiplied by the number of Warrant Shares as to which all or a portion of this Warrant is being exercised (the “Aggregate Exercise Price” and together with the Exercise Notice, the “Exercise Delivery Documents”) in cash or by wire transfer of immediately available funds (or by cashless exercise if permitted under the terms of this Warrant, in which case there shall be no Aggregate Exercise Price provided), the Company shall (or direct its transfer agent to) issue and dispatch by overnight courier to the address as specified in the Exercise Notice, a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder is entitled pursuant to such exercise. Upon delivery of the Exercise Delivery Documents, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date of delivery of the certificates evidencing such Warrant Shares. If this Warrant is submitted in connection with any exercise and the number of Warrant Shares represented by this Warrant submitted for exercise is greater than the number of Warrant Shares being acquired upon an exercise, then the Company shall as soon as practicable and in no event later than three Business Days after any exercise and at its own expense, issue a new Warrant (in accordance with Section 6) representing the right to purchase the number of Warrant Shares purchasable immediately prior to such exercise under this Warrant, less the number of Warrant Shares with respect to which this Warrant is exercised.

If the Company fails to cause its transfer agent to transmit to the Holder the respective shares of Common Stock by the respective Warrant Share Delivery Date, then the Holder will have the right to rescind such exercise in Holder’s sole discretion. Without in any way limiting the Holder’s right to pursue other remedies, including actual damages and/or equitable relief, the parties agree that if delivery of the Common Stock issuable upon conversion of this Warrant is not delivered by the Warrant Share Delivery Date the Company shall pay to the Holder $2,000 per day, for each day beyond the Warrant Share Delivery Date that the Company fails to deliver such Common Stock (unless such failure results from war, acts of terrorism, an epidemic, or natural disaster). Such amount shall be paid to Holder in cash by the fifth day of the month following the month in which it has accrued. The Company agrees that the right to exercise is a valuable right to the Holder. The damages resulting from a failure, attempt to frustrate, interference with such exercise right are difficult if not impossible to qualify. Accordingly, the parties acknowledge that the liquidated damages provision contained in this Section 1(a) are justified.

If, at any time during the Exercise Period after January 31, 2022 and unless there is any action or inaction by the SEC that causes a delay to the receipt of the registration statement past January 31, 2022, there is no effective registration statement of the Company covering the Holder’s immediate resale of the Warrant Shares without any limitations, then the Holder may elect to receive Warrant Shares pursuant to a cashless exercise, in lieu of a cash exercise, equal to the value of this Warrant determined in the manner described below (or of any portion thereof remaining unexercised) by surrender of this Warrant and a Notice of Exercise, in which event the Company shall issue to Holder a number of Common Stock computed using the following formula:

X = Y (A-B)

A

Where	X =	the number of Shares to be issued to Holder.

	Y =	the number of Warrant Shares that the Holder elects to purchase under this Warrant (at the date of such calculation).

	A =	the Market Price (at the date of such calculation).

	B =	Exercise Price (as adjusted to the date of such calculation).

(b) No Fractional Shares. No fractional shares shall be issued upon the exercise of this Warrant as a consequence of any adjustment pursuant hereto. All Warrant Shares (including fractions) issuable upon exercise of this Warrant may be aggregated for purposes of determining whether the exercise would result in the issuance of any fractional share. If, after aggregation, the exercise would result in the issuance of a fractional share, the Company shall, in lieu of issuance of any fractional share, pay to the Holder otherwise entitled to such fraction a sum in cash equal to the product resulting from multiplying the then-current fair market value of a Warrant Share by such fraction.

(c) Holder’s Exercise Limitations. The Company shall not effect any exercise of this Warrant, and a Holder shall not have the right to exercise any portion of this Warrant, to the extent that after giving effect to issuance of Warrant Shares upon exercise as set forth on the applicable Notice of Exercise, the Holder (together with the Holder’s Affiliates, and any other persons acting as a group together with the Holder or any of the Holder’s Affiliates), would beneficially own in excess of the Beneficial Ownership Limitation, as defined below. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) exercise of the remaining, non-exercised portion of this Warrant beneficially owned by the Holder or any of its Affiliates and (ii) exercise or conversion of the unexercised or non-converted portion of any other securities of the Company (including without limitation any other Common Stock Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates. Except as set forth in the preceding sentence, for purposes of this paragraph (d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this paragraph applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any affiliates) and of which portion of this Warrant is exercisable shall be in the sole discretion of the Holder, and the submission of a Notice of Exercise shall be deemed to be the Holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates) and of which portion of this Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination.

For purposes of this Section 1(c), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or its transfer agent setting forth the number of shares of Common Stock outstanding. Upon the request of a Holder, the Company shall within two Trading Days confirm to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of this Warrant. The limitations contained in this paragraph shall apply to a successor Holder of this Warrant.

2. ADJUSTMENTS. The Exercise Price and the number of Warrant Shares shall be adjusted from time to time as follows:

(a) Distribution of Assets. If the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including without limitation any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case:

(i) any Exercise Price in effect immediately prior to the close of business on the record date fixed for the determination of holders of shares of Common Stock entitled to receive the Distribution shall be reduced, effective as of the close of business on such record date, to a price determined by multiplying such Exercise Price by a fraction (i) the numerator of which shall be the Closing Sale Price of the shares of Common Stock on the Trading Day immediately preceding such record date minus the value of the Distribution (as determined in good faith by the Company’s Board of Directors) applicable to one share of Common Stock, and (ii) the denominator of which shall be the Closing Sale Price of the shares of Common Stock on the Trading Day immediately preceding such record date; and

(ii) the number of Warrant Shares shall be increased to a number of shares equal to the number of shares of Common Stock obtainable immediately prior to the close of business on the record date fixed for the determination of holders of shares of Common Stock entitled to receive the Distribution multiplied by the reciprocal of the fraction set forth in the immediately preceding clause (i); provided, however, that in the event that the Distribution is of shares of common stock of a company (other than the Company) whose common stock is traded on a national securities exchange or a national automated quotation system (“Other Shares of Common Stock”), then the Holder may elect to receive a warrant to purchase Other Shares of Common Stock in lieu of an increase in the number of Warrant Shares, the terms of which shall be identical to those of this Warrant, except that such warrant shall be exercisable into the number of shares of Other Shares of Common Stock that would have been payable to the Holder pursuant to the Distribution had the Holder exercised this Warrant immediately prior to such record date and with an aggregate exercise price equal to the product of the amount by which the exercise price of this Warrant was decreased with respect to the Distribution pursuant to the terms of the immediately preceding clause (i) and the number of Warrant Shares calculated in accordance with the first part of this clause (ii).

3. FUNDAMENTAL TRANSACTIONS. If, at any time while this Warrant is outstanding, (i) the Company effects any merger of the Company with or into another entity and the Company is not the surviving entity (such surviving entity, the “Successor Entity”), (ii) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (iii) any tender offer or exchange offer (whether by the Company or by another individual or entity, and approved by the Company) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares of Common Stock for other securities, cash or property and the holders of at least 50% of the Common Stock accept such offer, or (iv) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of shares of Common Stock) (in any such case, a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive the number of shares of Common Stock of the Successor Entity or of the Company and any additional consideration (the “Alternate Consideration”) receivable upon or as a result of such reorganization, reclassification, merger, consolidation or disposition of assets by a holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such event (disregarding any limitation on exercise contained herein solely for the purpose of such determination). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any Successor Entity in such Fundamental Transaction shall issue to the Holder a new warrant consistent with the foregoing provisions and evidencing the Holder’s right to exercise such warrant into Alternate Consideration.

4. NON-CIRCUMVENTION. The Company covenants and agrees that it will not, by amendment of its certificate of incorporation, bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all the provisions of this Warrant and take all action as may be required to protect the rights of the Holder. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant above the Exercise Price then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock upon the exercise of this Warrant, and (iii) shall, for so long as this Warrant is outstanding, have authorized and reserved, free from preemptive rights, three times the number of shares of Common Stock issuable under the Warrant, or as otherwise required under the Agreement, to provide for the exercise of the rights represented by this Warrant (without regard to any limitations on exercise).

5. WARRANT HOLDER NOT DEEMED A STOCKHOLDER. Except as otherwise specifically provided herein, this Warrant, in and of itself, shall not entitle the Holder to any voting rights or other rights as a stockholder of the Company. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.

6. REISSUANCE.

(a) Lost, Stolen or Mutilated Warrant. If this Warrant is lost, stolen, mutilated or destroyed, the Company will, on such terms as to indemnity or otherwise as it may reasonably impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination and tenor as this Warrant so lost, stolen, mutilated or destroyed.

(b) Issuance of New Warrants. Whenever the Company is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant shall be of like tenor with this Warrant, and shall have an issuance date, as indicated on the face of such new Warrant which is the same as the Issuance Date.

7. TRANSFER.

(a) Notice of Transfer. The Holder agrees to give written notice to the Company before transferring this Warrant or transferring any Warrant Shares of such Holder’s intention to do so, describing briefly the manner of any proposed transfer. Promptly upon receiving such written notice, the Company shall present copies thereof to the Company’s counsel. If the proposed transfer may be effected without registration or qualification (under any federal or state securities laws), the Company, as promptly as practicable, shall notify the Holder thereof, whereupon the Holder shall be entitled to transfer this Warrant or to dispose of Warrant Shares received upon the previous exercise of this Warrant, all in accordance with the terms of the notice delivered by the Holder to the Company; provided, however, that an appropriate legend may be endorsed on this Warrant or the certificates for such Warrant Shares respecting restrictions upon transfer thereof necessary or advisable in the opinion of counsel and satisfactory to the Company to prevent further transfers which would be in violation of Section 5 of the Securities Act and applicable state securities laws; and provided further that the prospective transferee or purchaser shall execute the Assignment of Warrant attached hereto as Exhibit B and such other documents and make such representations, warranties, and agreements as may be required solely to comply with the exemptions relied upon by the Company for the transfer or disposition of the Warrant or Warrant Shares.

(b) If the proposed transfer or disposition of this Warrant or such Warrant Shares described in the written notice given pursuant to this Section 7 may not be effected without registration or qualification of this Warrant or such Warrant Shares, the Holder will limit its activities in respect to such transfer or disposition as are permitted by law.

(c) Any transferee of all or a portion of this Warrant shall succeed to the rights and benefits of the initial Holder of this Warrant under the Agreement (registration rights, expenses, and indemnity).

8. NOTICES. Whenever notice is required to be given under this Warrant, unless otherwise provided herein, such notice shall be given in accordance with the notice provisions contained in the Agreement. The Company shall provide the Holder with prompt written notice (i) immediately upon any adjustment of the Exercise Price, setting forth in reasonable detail, the calculation of such adjustment and (ii) at least 20 days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the shares of Common Stock, (B) with respect to any grants, issuances or sales of any stock or other securities directly or indirectly convertible into or exercisable or exchangeable for shares of Common Stock or other property, pro rata to the holders of shares of Common Stock or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.

9. AMENDMENT AND WAIVER. The terms of this Warrant may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Holder.

10. GOVERNING LAW. This Warrant shall be governed by and interpreted in accordance with the laws of the State of California without regard to the principles of conflicts of law (whether of the State of California or any other jurisdiction).

11. ARBITRATION. Any disputes, claims, or controversies arising out of or relating to this Warrant, or the transactions, contemplated thereby, or the breach, termination, enforcement, interpretation, or validity thereof, including the determination of the scope or applicability of this Warrant to arbitrate, shall be referred to and resolved solely and exclusively by binding arbitration to be conducted before the Judicial Arbitration and Mediation Service (“JAMS”), or its successor pursuant the expedited procedures set forth in the JAMS Comprehensive Arbitration Rules and Procedures (the “Rules”), including Rules 16.1 and 16.2 of those Rules. The arbitration shall be held in Los Angeles, California, before a tribunal consisting of three (3) arbitrators each of whom will be selected in accordance with the “strike and rank” methodology set forth in Rule 15. Either party to this Warrant may, without waiving any remedy under this Warrant, seek from any federal or state court sitting in the State of California any interim or provisional relief that is necessary to protect the rights or property of that party, pending the establishment of the arbitral tribunal. The costs and expenses of such arbitration shall be paid via equal split by the parties, with all such costs and expenses, including reasonable attorneys’ fees, to be awarded to the prevailing party (to be determined at the arbitrators’ discretion) in such arbitration. The arbitrators’ decision must set forth a reasoned basis for any award of damages or finding of liability. The arbitrators’ decision and award will be made and delivered as soon as reasonably possible and in any case within sixty (60) days’ following the conclusion of the arbitration hearing and shall be final and binding on the parties and may be entered by any court having jurisdiction thereof.

12. JURY TRIAL WAIVER. THE COMPANY AND THE HOLDER HEREBY WAIVE A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS WARRANT.

13. ACCEPTANCE. Receipt of this Warrant by the Holder shall constitute acceptance of and agreement to all of the terms and conditions contained herein.

14. CERTAIN DEFINITIONS. For purposes of this Warrant, the following terms shall have the following meanings:

(a) “Nasdaq” means www.Nasdaq.com.

(b) “Closing Sale Price” means, for any security as of any date, (i) the last closing trade price for such security on the Trading Market, or, if the Trading Market begins to operate on an extended hours basis and does not designate the closing trade price, then the last trade price of such security prior to 4:00 p.m., New York time, as reported by Nasdaq (or applicable Trading market), or (ii) if the foregoing does not apply, the last trade price of such security in the over-the-counter market for such security as reported by Nasdaq (or applicable Trading market), or (iii) if no last trade price is reported for such security by Nasdaq (or applicable Trading market), the average of the bid and ask prices of any market makers for such security as reported by the OTC Markets. If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

(c) “Common Stock” means the Company’s common stock, $.00001 par value per share, and any other class of securities, except for Company’s Class A Common stock, into which such securities may hereafter be reclassified or changed.

(d) “Common Stock Equivalents” means any securities of the Company that would entitle the holder thereof to acquire at any time Common Stock, including without limitation any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

(e) “Trading Market” means the NASDAQ Capital Market or any of the following markets or exchanges on which the Company’s Common Stock is listed or quoted for trading on the applicable date: (i) the NASDAQ Global Market; (ii) the NASDAQ Select Market; (iii) the NYSE American; OTC Markets (iv); and (v) the New York Stock Exchange (or any successors to any of the foregoing).

(f) “Market Price” means the highest traded price of the Common Stock during the thirty (30) Trading Days prior to the date of the respective Exercise Notice.

(g) “Trading Day” means (i) any day on which the Common Stock is listed or quoted and traded on its Trading Market, (ii) if the Common Stock is not then listed or quoted and traded on any national securities exchange, then a day on which trading occurs on any over-the-counter markets, or (iii) if trading does not occur on the over-the-counter markets, any Business Day.

(h) “Valuation Cap” means $20,000,000 divided by the current outstanding share count of the Company the Business Day prior to Exercise Notice

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed as of the Issuance Date set forth above.

LIBERTY STAR URANIUM & METALS CORP.
By:	/s/ Brett Gross
Name:	Brett Gross
Title:	President & CEO

Agreed and Accepted:

TRITON FUNDS LP
By:	/s/ Alan Ochoa
Name:	Alan Ochoa
Title:	Member

EXHIBIT A

EXERCISE NOTICE

(To be executed by the registered holder to exercise this Common Stock Purchase Warrant)

The Undersigned holder hereby exercises the right to purchase _________________ of the shares of Common Stock (“Warrant Shares”) of __________, a __________ corporation (the “Company”), evidenced by the attached copy of the Common Stock Purchase Warrant (the “Warrant”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1.	Form of Exercise Price. The Holder intends that payment of the Exercise Price shall be made as (check one):

☐	a cash exercise with respect to _________________ Warrant Shares; or
☐	by cashless exercise pursuant to the Warrant.

2.

Payment of Exercise Price. If cash exercise is selected above, the holder shall pay the applicable

Aggregate Exercise Price in the sum of $___________________ to the Company in accordance with the terms of the Warrant.

3.	Delivery of Warrant Shares. The Company shall deliver to the holder __________________ Warrant Shares in accordance with the terms of the Warrant.

Date:

(Print Name of Registered Holder)

By:
Name:
Title:

EXHIBIT B

ASSIGNMENT OF WARRANT

(To be signed only upon authorized transfer of the Warrant)

For Value Received, the undersigned hereby sells, assigns, and transfers unto ____________________ the right to purchase _______________ shares of common stock of __________ to which the within Common Stock Purchase Warrant relates and appoints ____________________, as attorney-in-fact, to transfer said right on the books of __________ with full power of substitution and re-substitution in the premises. By accepting such transfer, the transferee has agreed to be bound in all respects by the terms and conditions of the within Warrant.

Date:

(Signature) *

(Name)

(Address)

(Social Security or Tax Identification No.)

* The signature on this Assignment of Warrant must correspond to the name as written upon the face of the Common Stock Purchase Warrant in every particular without alteration or enlargement or any change whatsoever. When signing on behalf of a corporation, partnership, trust or other entity, please indicate your position(s) and title(s) with such entity.